EXHIBIT 10.69	Corning Incorporated Cash Performance Unit Agreement

Corporate Performance Plan For [Year]

(Terms and Conditions)

This Cash Performance Unit Agreement (“Agreement”) dated ___________ between Corning Incorporated (the “Company”) and the employee named below (the “Employee”) is subject in all respects to the Company’s 2012 Long-Term Incentive Plan as amended from time to time (the “Plan”), a copy of which may be obtained from the Company’s Secretary at One Riverfront Plaza, Corning, New York 14831. Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Plan.

1.	Award of Units. The Company hereby awards to the Employee the number of Cash Performance Units (the “Cash Units”), with a potential aggregate value equal to $______, indicated below.

Employee	Employee Number	Target Number of Cash Units

Each Cash Unit shall entitle the Employee to receive from the Company an amount equal to $1. The Cash Units, if any, shall be paid to the Employee at the time set forth in Section 5 in the manner set forth in Section 6 provided that both the “Performance-Based Vesting Requirement” set forth in Section 3 and the “Service Based Vesting Requirement” set forth in Section 4 are satisfied. Prior to vesting pursuant to Sections 3 and 4, the Cash Units shall not be earned and shall remain subject to forfeiture.

2.	Non-Transferability. The Cash Units may not be sold, assigned, transferred, pledged or otherwise encumbered by or on behalf of or for the benefit of the Employee other than by last will and testament, by the laws of descent and distribution, pursuant to a domestic relations order or as otherwise permitted by the Committee pursuant to Section 12 of the Plan.

3.	Performance Based Vesting Requirement.

(a)	Within ninety days following the beginning of each fiscal year ending on December 31st 20__, 20__ and 20__ (each an “Annual Performance Period” and collectively, the “Performance Period”), the Compensation Committee of the Company’s Board of Directors (the “Committee”) shall determine performance targets (each a “Performance Target”) applicable to the fiscal year. Such targets will be communicated annually to the Employee. The Employee shall earn a number of Cash Units based upon the average level of attainment of the Performance Targets over the Performance Period as determined by the Committee pursuant to the Plan.

For purposes of determining the number of Cash Units that the Employee will earn at the end of the Performance Period, performance will be calculated as the simple average of the actual level of attainment of the Performance Targets for each Annual Performance Period. Any Cash Units that are not earned pursuant to this Section 3 at the end of the Performance Period shall be forfeited.

(b)	If during the Performance Period the Employee’s employment with the Company and its Subsidiaries (the “Company Group”) is terminated pursuant to Sections 4(a), 4(c), 4(d), 4(e) or 4(f) below, the number of Cash Units will be reduced by a ratio the numerator of which is 12 minus the number of full calendar months the Employee was actively employed during the first Annual Performance Period and the denominator of which is 12;

(c)	If during the Performance Period the Employee’s employment with the Company Group is terminated pursuant to Section 4(b), the number of Cash Units will be reduced by a ratio the numerator of which is the number of full calendar months during the Performance Period through the Termination Date, and the denominator of which is 36.

(d)	Any Cash Units that are earned pursuant to this Section 3 (after taking into account the Reduction, if applicable) shall be referred to as the “Earned Units,” provided, however, that if this number is less than 2, all Cash Units shall be forfeited upon a termination of employment pursuant to these Sections. The adjustment pursuant to Sections 3(b) or 3(c) shall be referred to as the “Reduction.”

(e)	For purposes of Sections 4(c), 4(d), 4(e) and 4(f), the Performance Targets shall be deemed attained at actual performance for any completed Annual Performance Period and 100% target performance for all other Annual Performance Periods.

CORNING INCORPORATED - 2013 Form 10-K	1

4.	Service Based Vesting Requirement. Subject to the exceptions set forth below, the Employee must remain in continuous employment with the Company Group until the expiration of the Performance Period in order to vest in the Earned Units. If the Employee’s employment with the Company Group terminates on or before the expiration of the Performance Period, any Earned Units shall be treated in the manner set forth in this Section 4. For purposes of this Agreement, “Termination Date” shall mean the last day on which the Employee provides services to the Company Group (notwithstanding any applicable severance periods).

	Event	Termination Occurs in 1st Annual Performance Period	Termination Occurs After 1st Annual Performance Period	# of Earned Units
(a)	Retirement at or After Age 55	Employee vests in 100% of the Earned Units (after taking the Reduction into account)	Employee vests in 100% of the Earned Units	Refer to Section 3(b)
(b)	Termination without Cause	Employee vests in 100% of the Earned Units (after taking the Reduction into account)	Employee vests in 100% of the Earned Units (after taking the Reduction into account)	Refer to Section 3(c)
(c)	Death, or	Employee vests in 100% of the Earned Units (after taking the Reduction into account)	Employee vests in 100% of the Earned Units	Refer to Section 3(e)
(d)	Disability, or
(e)	Reduction in Force, Divestiture or Discontinuance of Certain Company Group’s Operations, or
(f)	Change of Control
(g)	Voluntary Termination or Termination for Cause	Employee forfeits all of the Cash Units	Employee forfeits all of the Cash Units	None

(h)	Definitions.

(i)	For purposes of this Agreement, Cause shall mean the Employee’s:

(A)	conviction of a felony or conviction of a misdemeanor involving moral turpitude (from which no further appeals have been or can be taken);

(B)	material breach of the Company Group’s Code of Conduct;

(C)	gross abdication of his duties as an employee of the Company Group, which conduct remains uncured by the Employee for a period of at least 30 days following written notice thereof to the Employee by the Company Group, in each case as determined in good faith by the Company; or

(D)	misappropriation of the Company Group’s assets, personal dishonesty or business conduct which causes material or potentially material financial or reputational harm for the Company;

provided, however, that no act or failure to act on the Employee’s part shall be deemed to be a termination for Cause if done, or omitted to be done, in good faith, and with the reasonable belief that the action or omission was in the best interests of the Company Group.

(ii)	For purposes of this Agreement, Disability shall mean the Employee’s termination of employment with the Company Group as a result of a total and permanent disability as that term is defined in the long-term disability plan applicable to the Employee.

(iii)	For purposes of this Agreement, the term “Change of Control” shall mean an event that is “a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance promulgated thereunder (the “Code”), and that also falls within one of the following circumstances:

(A)	an offerer (other than the Company) purchases shares of the Company’s Common Stock pursuant to a tender or exchange offer for such shares;

(B)	any person (as such term is used in Sections 13(d) and 14(d) (2) of the Securities Exchange Act of 1934) is or becomes the beneficial owner, directly or indirectly, of securities representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(C)	the membership the Company’s Board of Directors changes as the result of a contested election or elections, such that a majority of the individuals who are directors at any particular time were initially placed on the Board of Directors as a result of such a contested election or elections occurring within the previous two years; or

(D)	the consummation of a merger in which the Company is not the surviving corporation, consolidation, sale or disposition of all or substantially all of the Company’s assets or a plan of partial or complete liquidation approved by the Company’s shareholders.

5.	Time of Payment.

(a)	Except as noted below, the Earned Units that have vested pursuant to Sections 3 and 4 shall be paid within 60 days following the expiration of the Performance Period.

(b)	In the event of a termination of employment due to Sections 4(c), 4(d) or 4(e), the Earned Units that vest shall be paid within 60 days following the Termination Date.

(c)	In the event of a Change of Control, the Earned Units that vest in accordance with Section 4(f) shall be paid within 30 days following the effective date of the Chagne of Control.

(d)	The applicable date on which Cash Units are paid pursuant to this Section 5 is referred to as the “Payment Date.” All Cash Units that have not been earned and vested as of the Payment Date shall be forfeited.

(e)	In the event that the Earned Units become subject to Social Security and/or Medicare taxes prior to the applicable Payment Date, the Company shall withhold a number of Cash Units equal in value to (i) the applicable Federal Insurance Contributions Act (“FICA”) tax imposed under Code Sections 3101, 3121(a), and 3121(v)(2) on the Cash Units (the “FICA Amount”) and (ii) the applicable federal, state, local or foreign income taxes owedas a result of the withholding of the Cash Units to pay the FICA Amount. Any subsequent payment under this Agreement will be reduced by the amount withheld under this Section 5(e).

CORNING INCORPORATED - 2013 Form 10-K	2

6.	Form of Payment.

(a)	Unless otherwise specified by the Committee at the Payment Date pursuant to Section 6(b), Earned Units shall be paid in cash.

(b)	On or prior to the Payment Date, the Committee may elect, to pay any Earned Units in shares of the Company’s common stock, par value $0.50 per share (“Common Stock”). If paid in Common Stock, the Company shall deliver to the Employee a certificate or certificates, or at the election of the Company make an appropriate book-entry, for the number of whole shares of Common Stock equal in value to the number of Earned Units that are vested as of the business day preceding the Payment Date, with any resulting fractional shares being delivered to the Employee in cash.

(c)	The Employee shall have no further rights with regard to the Cash Units once the cash or shares of Common Stock have been delivered pursuant to this Section 5.

(d)	All payments made pursuant to this Agreement shall be reduced by the amount of all tax withholdings and other permitted deductions. To the extent the Cash Units are paid in shares of Common Stock, the Company may withhold shares of Common Stock to satisfy any tax withholdings and permitted deductions pursuant to Section 16(a) of the Plan.

7.	Voting and Dividend Rights. The Cash Units do not entitle the Employee to any of the rights of a shareholder of the Company (such as voting or dividend rights).

8.	Recoupment/Claw-back. Notwithstanding anything in this Agreement to the contrary, the Cash Units and any payments pursuant to the Cash Units shall be subject to claw-back or recoupment as mandated by applicable law, rules, regulations or Company policy as enacted, adopted or modified from time to time.

9.	Transfers. If the Employee is transferred from the Company to a Subsidiary, from a Subsidiary to the Company or from one Subsidiary to another, the Employee’s employment with the Company Group shall not be deemed to have terminated; provided, however, that the Subsidiary is owned 50% or greater by the Company Group.

10.	Section 409A.

(a)	The Cash Units are intended to comply with or be exempt from Section 409A of the Code and shall be administered and interpreted in accordance with that intent. If any provision of the Plan or this Agreement would, in the reasonable good faith judgment of the Committee, result or likely result in the imposition on the Employee of a penalty tax under Section 409A, the Committee may modify the terms of the Plan or this Agreement, without the consent of the Employee, in the manner that the Committee may reasonably and in good faith determine to be necessary or advisable to avoid the imposition of such penalty tax. This Section 10 does not create an obligation on the part of the Company to modify the Plan or this Agreement and does not guarantee that the Cash Units will not be subject to taxes, interest and penalties under Section 409A.

(b)	Notwithstanding anything to the contrary in the Plan or this Agreement, to the extent that the Cash Units constitute deferred compensation for purposes of Section 409A and the Employee is a “Specified Employee” (within the meaning of the Committee’s established methodology for determining “Specified Employees” for purposes of Section 409A), no payment or distribution of any amounts with respect to the Cash Units that are subject to Section 409A may be made before the 15th day of the seventh month following the Employee’s “Separation from Service” from the Company (as defined in Section 409A) or, if earlier, the date of the Employee’s death.

(c)	The actual date of payment pursuant to Section 5 shall be within the sole discretion of the Company. In no event may the Employee be permitted to control the year in which settlement occurs.

11.	Modification/Interpretation. The Committee shall have the power to alter, amend, modify or terminate the Plan or this Agreement at any time; provided, however, that no such termination, amendment or modification may adversely affect, in any material respect, the Employee’s rights under this Agreement without the Employee’s consent. Notwithstanding the foregoing, the Company shall have broad authority to amend this Agreement without the consent of the Employee to the extent it deems necessary or desirable (a) to comply with or take into account changes in or interpretations of, applicable tax laws, securities laws, employment laws, accounting rules and other applicable laws, rules and regulations, (b) to take into account unusual or nonrecurring events or market conditions, or (c) to take into account significant acquisitions or dispositions of assets or other property by the Company. Any amendment, modification or termination shall, upon adoption, become and be binding on all persons affected thereby without requirement for consent or other action with respect thereto by any such person. The Committee shall give written notice to the Employee of any such amendment, modification or termination as promptly as practicable after the adoption thereof. The foregoing shall not restrict the ability of the Employee and the Company by mutual consent to alter or amend the terms of the Cash Units in any manner that is consistent with the Plan and approved by the Committee.

12.	Headings. The headings of sections and subsections are included solely for convenience of reference and shall not affect the meaning of the provisions of this Agreement.

13.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14.	Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties hereto with regard to the subject matter hereof. They supersede all other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter hereof.

15.	Governing Law. Except as to matters of federal law, this Agreement and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of New York (other than its conflict of law rules).

IN WITNESS WHEREOF, this Agreement has been duly executed by the Company and the Employee.

CORNING INCORPORATED	EMPLOYEE
By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

CORNING INCORPORATED - 2013 Form 10-K	3